Phone +41 44 444 35 55 www.bdo.ch zurich@bdo.ch	BDO Ltd Schiffbaustrasse 2 8031 Zurich

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated December 9, 2022, relating to the consolidated financial statements of WISeKey Semiconductors SAS, (SEALSQ Corp Predecessor), and to the use of our report dated March 10, 2023 relating to the balance sheet of SEALSQ Corp. as of December 31, 2022 which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Zurich, Switzerland, 5 February 2024

BDO AG

Philipp Kegele	ppa. Thomas de Ferrars